EXHIBIT 99.1

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS GIVES NOTICE FOR
REDEMPTION OF 6 1/2 PERCENT CONVERTIBLE SUBORDINATED NOTES

     COSTA MESA, Calif., June 21, 2004 – Valeant Pharmaceuticals (NYSE: VRX) announced today it has given notice for the full redemption on July 21, 2004 of its outstanding 6 1/2 percent convertible subordinated notes (notes) due 2008. The aggregate principal amount of the notes outstanding on the date of this notice is $236,599,000, all of which will be redeemed unless converted on or before July 20, 2004.

     The company will redeem all of the notes at a redemption price of 103.714 percent of the principal amount of the notes, plus interest on the notes for the period from July 15, 2004, to July 20, 2004, which interest will amount to $1.083 for each $1,000 of principal, for a total redemption price of $1,038.22 for each $1,000 principal amount of notes.

     A Notice of Redemption is being mailed by The Bank of New York, the trustee for the notes, to all registered holders of the notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York, by calling 212-815-5845.

     Valeant will redeem the notes using a portion of the proceeds it received in private transactions in November and December of 2003, in which it issued and sold $240,000,000 of its 3 percent convertible subordinated notes due 2010, $240,000,000 of its 4 percent convertible subordinated notes due 2013, and $300,000,000 of its senior notes due 2011. Valeant has filed registration statements with the Securities and Exchange Commission with respect to the notes issued in 2003, which have not yet become effective.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

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